Exhibit (a)(xxvii)

SUNAMERICA FOCUSED SERIES, INC.

ARTICLES OF AMENDMENT

SUNAMERICA FOCUSED SERIES, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Charter of the Corporation (the “Charter”) is hereby amended to change the name of the series of Common Stock, par value $.0001 per share, of the Corporation designated as “Focused Value Portfolio” to “SunAmerica Strategic Value Portfolio.”

SECOND: Article SECOND of the Charter is hereby amended to change the name of the Corporation to:

SunAmerica Series, Inc.

THIRD: The Corporation is registered as an open-end company under the Investment Company Act of 1940.

FOURTH: The foregoing amendments to the Charter have been approved by a majority of the entire Board of Directors. The amendments are limited to changes expressly permitted by Section 2-605(a)(1) and Section 2-605(a)(2) of the Maryland General Corporation Law and by Article SIXTH of the Charter, to be made without action by the stockholders of the Corporation.

FIFTH: The foregoing amendments to the Charter shall become effective at 12:01 AM Eastern Time on February 28, 2011.

SIXTH: The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Assistant Secretary on February 23, 2011.

WITNESS:	SUNAMERICA FOCUSED SERIES, INC.

By:
John E. McLean		John T. Genoy
Assistant Secretary		President